Daniel Rumsey July 5, 2006
Chairman of the Board, Wave Wireless Corporation

Charles Brown
President and CEO, Wave Wireless Corporation

Gentlemen:

As discussed and in order to pursue other interests, effective immediately, I hereby resign my position as a member of the board of directors of Wave Wireless Corporation. I have enjoyed serving on the boards of P-Com and Wave Wireless through the last 4 years and wish the company success in the future.

Best Regards,

Frederick R. Fromm
signed